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                            ASSET PURCHASE AGREEMENT

                                     Between

                      MEDIQ/PRN LIFE SUPPORT SERVICES, INC.

                                    As Buyer

                                       and

                       NATIONAL PATIENT CARE SYSTEMS, INC.

                                    As Seller

                                       and

                                MR. GLENN EDWARDS

                                       and

                               MS. CYNTHIA POWERS


                            Dated as of June 26, 1998

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                                TABLE OF CONTENTS
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ARTICLE I SALE AND PURCHASE OF ASSETS...............................................................1

         1.1 Purchased Assets to be Transferred.....................................................1
         1.2 Excluded Assets........................................................................3
         1.3 Delivery...............................................................................3

ARTICLE II CONSIDERATION............................................................................4

         2.1 Purchase Price.........................................................................4
         2.2 Obligations and Liabilities to be Assumed..............................................5
         2.3 Excluded Liabilities...................................................................5
         2.4 Employees..............................................................................6

ARTICLE III CLOSING.................................................................................7

         3.1 Closing................................................................................7
         3.2 Deliveries by Seller at the Closing....................................................7
         3.3 Deliveries by Buyer at the Closing.....................................................8
         3.4 Deliveries by Selling Shareholders at the Closing......................................9

ARTICLE IV TERMINATION..............................................................................9

         4.1 Termination............................................................................9
         4.2 Effect of Termination.................................................................10

ARTICLE V REPRESENTATIONS AND WARRANTIES OF SELLER AND SELLING SHAREHOLDERS........................10

         5.1 Incorporation; Authority..............................................................10
         5.2 Due Authorization; Binding Agreement..................................................10
         5.3 No Violation or Conflict..............................................................11
         5.4 Title to Assets.......................................................................11
         5.5 Taxes.................................................................................11
         5.6 Licenses..............................................................................12
         5.7 Intellectual Property Rights..........................................................12
         5.8 Litigation............................................................................13
         5.9 Financial Statements..................................................................13
         5.10 Labor Matters........................................................................13
         5.11 Compliance with Laws.................................................................14
         5.12 Employee Benefit Plans...............................................................17
         5.13 Insurance............................................................................18
         5.14 Consents and Approvals...............................................................19
         5.15 Contracts; Compliance................................................................19
         5.16 Real Property........................................................................19
         5.17 Inventory and Equipment..............................................................19
         5.18 Condition of Purchased Assets........................................................20
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         5.19 No Undisclosed Liabilities...........................................................20
         5.20 Business Locations...................................................................20
         5.21 Billing; Gratuitous Payments.........................................................20
         5.22 Fraud and Abuse......................................................................21
         5.23 Reimbursement Matters................................................................21
         5.24 Medicare/Medicaid Participation......................................................22
         5.25 Ownership............................................................................22
         5.26 Absence of Changes...................................................................22
         5.27 Compensation Arrangements............................................................23
         5.28 Disclosure...........................................................................23

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF BUYER.................................................23

         6.1 Incorporation; Authority..............................................................23
         6.2 Due Authorization; Binding Agreement..................................................24

ARTICLE VII COVENANTS..............................................................................24

         7.1 Covenants of Seller and Selling Shareholders Pending Closing..........................24
         7.2 Covenants of Buyer Pending Closing....................................................25
         7.3 Full Access and Due Diligence Investigation...........................................25
         7.4 Post-Closing Covenants................................................................26
         7.5 Confidential Information..............................................................27
         7.6 Condemnation..........................................................................28
         7.7 Use of Name...........................................................................28
         7.8 Release and Waiver....................................................................28
         7.9 Third-Party Payments..................................................................28
         7.10 Books and Records....................................................................28
         7.11 May 31, 1998 Financial Statements....................................................28
         7.12 Third Party Provider Agreements......................................................29

ARTICLE VIII CONDITIONS............................................................................29

         8.1 Conditions Precedent to Obligations of Buyer..........................................29
         8.2 Conditions Precedent to Obligations of Seller.........................................31

ARTICLE IX MISCELLANEOUS...........................................................................31

         9.1 Binding Effect........................................................................31
         9.2 Notices...............................................................................32
         9.3 Entire Agreement, Amendments, Etc.....................................................32
         9.4 Nature and Survival of Representations................................................33
         9.5 Risk of Loss or Damage; Insurance.....................................................33
         9.6 Waiver................................................................................33
         9.7 Governing Law.........................................................................33
         9.8 Expenses..............................................................................33
         9.9 Headings..............................................................................34
         9.10 Counterparts.........................................................................34
         9.11 Severability.........................................................................34
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         9.12 Time is of the Essence...............................................................34
         9.13 Brokers or Finders...................................................................34
         9.14 Indemnification by Seller and Selling Shareholders...................................34
         9.15 Indemnification by Buyer.............................................................36
         9.16 Procedure for Indemnification........................................................36
         9.17 Equitable Relief.....................................................................37
         9.18 Bulk Transfers.......................................................................37
         9.19 Third Party Beneficiaries............................................................37
         9.20 Jurisdiction and Process.............................................................38
         9.21 Interpretation.......................................................................38

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SCHEDULES

Schedule 1.1.1         Rental and Sales Inventory
Schedule 1.1.2         Other Inventory
Schedule 1.1.3         Hardware and Software
Schedule 1.1.4         Vehicles
Schedule 1.1.6         Contracts of the Business
Schedule 1.1.6.1       Assumed Contracts
Schedule 1.1.7         Intellectual Property Rights
Schedule 1.1.8         Warranty Rights
Schedule 1.1.9         Licenses
Schedule 1.1.11        Consents
Schedule 1.2.2         Real Estate
Schedule 1.3           Procedures for Transfer of Purchased Assets
Schedule 2.4.1         Assumed Liabilities
Schedule 5.2           Shareholder and Board Approval
Schedule 5.3           Violations or Conflicts
Schedule 5.4           Title
Schedule 5.6           License Exceptions
Schedule 5.8           Litigation
Schedule 5.10          Labor Matters
Schedule 5.11          Environmental Matters
Schedule 5.12.1        Benefit Plans
Schedule 5.12.3        Exceptions
Schedule 5.13          Insurance
Schedule 5.14          Consents and Approvals
Schedule 5.15          Contracts; Compliance
Schedule 5.16          Real Property
Schedule 5.19          Undisclosed Liabilities
Schedule 5.20          Business Locations
Schedule 5.21          Billing Matters
Schedule 5.22          Fraud and Abuse
Schedule 5.23          Reimbursement
Schedule 5.24          Medicare/Medicaid Approvals
Schedule 5.26          Absence of Changes
Schedule 5.27          Compensation
Schedule 7.4.3         Allocation of Purchase Price
Schedule 7.9           Allocation of Third-Party Payments

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EXHIBITS

Exhibit A       Escrow Agreement
Exhibit B       Supply Agreement
Exhibit C       Bill of Sale
Exhibit D       Certificate of Officer of Seller
Exhibit E-1     Sublease Agreement
Exhibit E-2     License Agreement
Exhibit F       Opinion of Seller's Counsel
Exhibit G       Certificate of Officer of Buyer
Exhibit H       Opinion of Buyer's Counsel
Exhibit I       Non-Competition and Confidentiality Agreement for Glenn Edwards
Exhibit J       Non-Competition and Confidentiality Agreement for Cynthia Powers

                                      - v -


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                            ASSET PURCHASE AGREEMENT


        This Agreement, dated as of June 26, 1998 (the "Agreement"), is entered into among Mediq/PRN Life Support Services, Inc., a Delaware corporation ("Buyer"), National Patient Care Systems, Inc., a Delaware corporation ("Seller"), and Glenn Edwards ("Mr. Edwards") and Cynthia Powers ("Ms. Powers"). Mr. Edwards and Ms. Powers are sometimes individually referred to herein as a "Selling Shareholder" and collectively referred to herein as the "Selling Shareholders".


                                P R E A M B L E:

        WHEREAS, Selling Shareholders own all of the issued and outstanding capital stock of Seller;

        WHEREAS, Seller is engaged, inter alia, in the business of renting, leasing and selling therapeutic support surfaces (the "Business"), provided, however, that the Business shall not include selling, renting and leasing aesthetic treatment equipment, the sale of support surfaces to dealers that service the home care market or the development or marketing of disease management programs (the "Retained Businesses"); and

        WHEREAS, Buyer desires to buy, through the payment of cash and the assumption of certain liabilities of Seller, and Seller desires to sell certain assets and property owned by Seller upon the terms and conditions hereinafter set forth;

        NOW, THEREFORE, the parties hereto, in consideration of the mutual covenants contained in this Agreement and intending to be legally bound hereby, agree as follows:

                                    ARTICLE I
                           SALE AND PURCHASE OF ASSETS

        1.1 Purchased Assets to be Transferred. Subject to the terms and conditions of this Agreement, Seller hereby agrees to sell, assign, convey, transfer and deliver to Buyer at the Closing (as defined in Section 3.1), and Buyer hereby agrees to purchase from Seller at the Closing, all of the Seller's right, title and interest in and to all of the assets owned or used by Seller in connection with or relating to the Business, whether tangible or intangible, whether real or personal and wherever located (other than the Excluded Assets as defined in Section 1.2) (the "Purchased Assets"), free and clear of all mortgages, pledges, liens, claims, restrictions, encumbrances and security interests of any kind or nature, except as otherwise described in Schedule 5.4 (the "Permitted Exceptions"), including without limitation, the following:

            1.1.1 Rental and Sales Inventory. All of Seller's equipment held for sale, lease or rental in connection with the Business, including, without limitation, the equipment

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described in Schedule 1.1.1 (which shall include the beds sold under the trademark Skytron (the "Skytron Beds")).

            1.1.2 Other Inventory. All of Seller's inventory, materials, supplies, spare parts, biomedical tools and all other tools used in connection with the equipment described in Section 1.1.1 or otherwise used in the Business, including, without limitation, those described in Schedule 1.1.2.

            1.1.3 Equipment. All of Seller's computer hardware and software, printers and other data processing equipment used, useful or held for use in third-party billing of the Business, including, without limitation, those described in Schedule 1.1.3.

            1.1.4 Vehicles. All vehicles as described in Schedule 1.1.4.

            1.1.5 Intentionally Omitted.

            1.1.6 Contracts and Leases. (i) All of the Seller's right, title and interest in and to the contracts and leases for personal property relating to the Business to which Seller is a party, all of which are identified (and designated as a personal property lease or other contract) in Schedule 1.1.6 and
Schedule 5.4 (the "Contracts"), in each case solely to the extent that (a) all rights thereto are assignable by Seller and any consents required in connection therewith have been obtained by Seller (provided that Buyer may elect to purchase contracts with respect to which consents have not been obtained) and
(b) Buyer in its sole discretion elects to assume such contracts or leases (collectively, the "Assumed Contracts"). Schedule 1.1.6.1 is a list of the Assumed Contracts.

                  (ii) With respect to any such contract or lease with respect to which any required consent to assignment has not been obtained, after the Closing the parties shall cooperate with each other upon written request, (a) in endeavoring to obtain the requisite third party consent(s) to the assignment thereof to Buyer, without either party being obligated, however, to make any payment to such third party which is not otherwise due in order to obtain such consent, unless, Buyer shall make such payment or agree to reimburse Seller for such payment, and (b) if any such requisite consent cannot be obtained, in endeavoring to obtain for Buyer an arrangement designed to provide for Buyer the benefits and obligations thereof in some other manner.

            1.1.7 Intellectual Property. All Seller's right, title and interest in and to all trademarks, tradenames, service marks, copyrights, proprietary information (including, without limitation, such information for nurses), patents and any other forms of intellectual property (whether or not registered) and all applications and registrations therefor which are owned or used by Seller in the Business, including, but not limited to, those described in
Schedule 1.1.7 (with the Marks, the "Intellectual Property Rights"), and the exclusive right to use the name "National Patient Care Systems, Inc." and any variants or derivations thereof, including but not limited to those listed on
Schedule 1.1.7 (the "Marks"), together with all goodwill

                                     - 2 -

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pertaining thereto; provided, however, that all right title and interest in and to the mark "Support the Healing Process" shall be retained by Seller.

            1.1.8 Warranty Rights. All rights of Seller, if any, relating to or arising out of manufacturers' and vendors' express or implied warranties with respect to any of the Purchased Assets, and all causes of action arising therefrom, including, without limitation, those described in Schedule 1.1.8.

            1.1.9 Licenses. All Seller's right, title and interest in and to the Licenses, as defined in Section 5.6, including but not limited to those specified in Schedule 1.1.9.

            1.1.10 Goodwill. All of the goodwill and going concern value of Seller relating to the Business.

            1.1.11 Consents. All Seller's right, title and interest in and to consents, licenses, permits, certifications, and approvals granted by any non-governmental third party, including but not limited to those listed in
Schedule 1.1.11 (collectively, the "Consents").

        1.2 Excluded Assets. The Excluded Assets shall not be conveyed hereunder. The "Excluded Assets" means:

            1.2.1 any rights of Seller under any agreement to which Seller is a party which is not an Assumed Contract;

            1.2.2 all real estate identified on Schedule 1.2.2, together with the building, building improvements and structures erected thereon;

            1.2.3 any Licenses or Consents that are not transferable;

            1.2.4 any cash of Seller collected prior to Closing with respect to revenues that have been earned by the Business through the Closing Date;

            1.2.5 any accounts receivable;

            1.2.6 any assets solely related to (i) the business of aesthetic treatment equipment; (ii) the sale (but not the rent or leasing) of support surfaces to dealers that service the home care market and (iii) disease management programs and the inventory associated therewith; and

            1.2.7 all rights of Seller under the real property leases including, but not limited to, the real property leases set forth in Schedule 5.16.

        1.3 Delivery. Simultaneously with the Closing, Seller shall deliver to Buyer physical possession of all the Purchased Assets according to the procedures set forth in Schedule 1.3.

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                                   ARTICLE II
                                  CONSIDERATION

        2.1 Purchase Price. The purchase price payable to Seller in consideration of the transfer to Buyer of the Purchased Assets and the non-compete arrangements contemplated hereby shall be the cash portion (the "Cash Portion") calculated as follows: (a) Buyer shall pay to Seller an amount equal to Ten Million Seven Hundred Seventy-Eight Thousand One Hundred Fourteen Dollars ($10,778,114) reduced by the escrow amount of One Million Dollars ($1,000,000) described in Section 2.1(b) hereof; (b) Buyer shall pay to Chase Manhattan Trust, as Escrow Agent, One Million Dollars ($1,000,000) pursuant to the terms of an Escrow Agreement substantially in the form of Exhibit A hereto, to be entered into by Buyer and Seller; (c) Buyer shall pay to Seller one third (1/3) of the amount equal to 1.44 times the annualized rental revenue for the Confirmed Caring Healthcare Customers listed on Schedule 2.1(c) based on such rental revenue for the six (6) month period ending April 30, 1999; provided, however, that the amount paid to Seller pursuant to this subsection (c) shall not exceed One Million Three Hundred Ninety-Four Thousand Nine Hundred Seventy Dollars ($1,394,970); and (d) Buyer shall pay to Seller one third (1/3) of the amount equal to 1.44 times the annualized rental revenue for the Confirmed Caring Healthcare Customers listed on Schedule 2.1(d) based on such rental revenue for the six (6) month period ending April 30, 2000; provided, however, that the amount paid to Seller pursuant to this subsection (d) shall not exceed One Million Three Hundred Ninety-Four Thousand Nine Hundred Seventy Dollars ($1,394,970). In addition to the Cash Portion of the purchase price set forth above, Buyer shall assume certain liabilities of Seller in accordance with
Section 2.2 hereof (the assumption of the liabilities together with the Cash Portion is hereinafter referred to as the "Purchase Price").

            2.1.1 Delivery of Purchase Price. The Purchase Price shall be paid by wire transfer, bank, cashier's or certified check as follows:

                  (a) The payments referred to in subsections (a) and (b) of
Section 2.1 shall be paid on the Closing Date to the Seller or Escrow Agent, as applicable, and are hereinafter referred to collectively as the "Closing Cash Payment."

                  (b) No later than forty-five (45) days after the first anniversary of the Closing Date, Buyer shall deliver to Seller a statement setting forth the calculation of the Purchase Price to be paid pursuant to
Section 2.1(c) together with such payment. If Seller provides to Buyer written notice within fifteen (15) days of delivery of such statement of any disagreement it has regarding Buyer's calculation, then the parties shall meet to negotiate in good faith to resolve any disagreement to their mutual satisfaction.

                  (c) No later than forty-five (45) days after the second anniversary of the Closing Date, Buyer shall deliver to Seller a statement setting forth the calculation of the Purchase Price to be paid pursuant to
Section 2.1(d) together with such payment. If Seller provides to Buyer written notice within fifteen (15) days of delivery of such

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statement, then the parties shall meet to negotiate in good faith to resolve any disagreement to their mutual satisfaction.

            2.1.2 No later than fifteen (15) days from the date hereof, Seller shall deliver to Buyer a report of revenue activity relating to the Business for the period June 27, 1998 through June 30, 1998. Seller agrees that all payments made by customers attributable to the revenue generated during such period shall be remitted to Buyer within two (2) business days following the receipt by Seller thereof.

        2.2 Obligations and Liabilities to be Assumed. Buyer shall not assume or be liable for any claim, liability or obligation of Seller, whether known or unknown, fixed or contingent, accrued or unaccrued, except for the liabilities specifically assumed by Buyer under this Section 2.2. At the Closing, as defined in Section 3.1, Buyer shall assume only the obligations or liabilities arising under each Assumed Contract set forth on Schedule 1.1.6.1, but only to the extent such obligations or liabilities arise after the Closing Date, as defined in Section 3.1, and only to the extent such obligations or liabilities are not attributed to or associated with any breach of or default under such Assumed Contract on or prior to the Closing Date or the breach of any representation or warranty made hereunder by Seller or by a Selling Shareholder. Effective as of the Closing, Buyer shall assume and be responsible for the payment of all accrued vacation owed by Seller to the Transferred Employees (as defined in Section 2.4) but only in the amount set forth in Schedule 2.4.1. Except with respect to the Assumed Liabilities, as defined below, Buyer does not hereby and shall not assume or in any way undertake to pay, perform, satisfy or discharge any liabilities or obligations of Seller, and Seller agrees to pay and satisfy when due any such liabilities and obligations not assumed by Buyer, including the Excluded Liabilities (as defined in Section 2.3). The obligations and liabilities to be assumed by Buyer pursuant to this Section 2.2 are hereinafter sometimes referred to as the "Assumed Liabilities."

        2.3 Excluded Liabilities. The Buyer shall assume only the Assumed Liabilities and all other liabilities and obligations of the Seller (the "Excluded Liabilities") shall be retained by Seller. Without limiting the foregoing, Seller acknowledges that the following liabilities and obligations (the "Excluded Liabilities") shall not be assumed by Buyer and shall be paid by
Seller: (i) transactions of Seller occurring after the Closing or obligations of Seller incurred or arising after the Closing, (ii) liabilities or obligations of Seller arising out of or in connection with the Retained Businesses or the Excluded Assets, (iii) any obligations of Seller for expenses, taxes or fees incident to or arising out of the negotiation, preparation, approval or authorization of this Agreement or the consummation of the transactions contemplated hereby, including, without limitation, all attorneys' fees and all brokers or finders fees or commissions payable by Seller, (iv) any obligation of Seller under or arising out of this Agreement, (v) liabilities against which Seller is insured or otherwise indemnified or which would have been covered by insurance (or indemnification) but for a claim by the insurer (or the indemnitor) that the insured (or the indemnitees) had breached its obligations under the policy of insurance (or the contract of indemnity) or had committed fraud in the insurance application, (vi) any liability or obligation of Seller to any past or present subsidiary or affiliate, (vii) any liabilities or obligations, the existence of which constitute a breach of the representations, warranties or

                                      - 5 -
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covenants of Seller contained in this Agreement, (viii) any liability or obligation arising out of or related to Seller's or the Business's failure to comply with all applicable laws, regulations, orders, judgments, decrees (or the failure so to comply of any affiliate of Seller) with respect to the Business, or the policies of any third party payor on or prior to the Closing Date, including, but not limited to, any such violation or failure (or alleged violation or failure) under ss.ss.1320a-7, 1320a-7a, 1320a-7b or 139nn of Title 42 of the United States Code or the regulations promulgated thereunder, or similar state or local statutes or regulations, applicable statutes, regulations or ethical codes governing professional conduct, (ix) liabilities and obligations (whether fixed or contingent) with respect to employment, termination of employment, compensation or employee benefits of any nature (including, but not limited to the benefits to be provided under the Benefit Plans, as defined in Section 5.12) owed to any employee or former employee of Seller (or the beneficiary of any employee or former employee) that arises out of or relates to the employment relationship between Seller and any such employee or former employee or the termination of such relationship, (x) any obligations or liabilities of Seller to indemnify its officers, directors, employees or agents, (xi) any liability, direct, indirect or contingent, for federal, state or local taxes, or interest or penalties thereon, imposed on Seller by reason of, or in connection with, the transactions contemplated by this Agreement, (xii) all federal, state, local, foreign and other governmental taxes imposed on Seller, including any tax of any other corporation which tax is assessed against Seller by virtue of its status, prior to the Closing Date, as a member of any consolidated group of which such other corporation was also a member, (xiii) any liability or obligation under or related to the litigation described in Schedule 5.8, as well as any judgment, decision, appeal, remedy or settlement relating thereto or (xiv) any Environmental Liabilities, as defined below.

        2.4 Employees.

            2.4.1 Schedule 2.4.1 identifies all active employees of Seller as of the date of this Agreement by name, location, title or function, date of hire and social security number. Seller shall update Schedule 2.4.1 as of the day prior to Closing and shall include on the updated Schedule 2.4.1 each employees' accrued but unused vacation and the amount owed to each employee in respect thereof. Seller acknowledges and agrees that Buyer has no obligation to employ any current or former employee of Seller following the Closing and is not assuming any liability, cost or expense with respect thereto. In furtherance and not in limitation of the foregoing, Seller understands and agrees that Buyer may decide in its sole and absolute discretion to employ certain employees of Seller following the Closing with such benefits (including vacation, pension, insurance and severance benefits) as Buyer may adopt from time to time in its sole and absolute discretion and no such act of Buyer shall be construed as an assumption by Buyer of any of obligations of Seller in connection with any employee, whether incurred before or after the Closing Date, other than as set forth in
Section 2.2. Any employee of Seller who receives and accepts an offer of employment from Buyer shall be hereinafter referred to as a "Transferred Employee."

            2.4.2 In the event that Buyer shall desire to hire any of Seller's employees, Seller agrees to use its best efforts to assist Buyer in hiring such employee.

                                      - 6 -
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            2.4.3 For purposes of eligibility and vesting in any employee benefit plan of the Buyer for which a Transferred Employee otherwise becomes eligible, such Transferred Employee shall be given credit under such plan for all service prior to the Closing with Seller. Nothing contained in this Agreement shall confer upon any Transferred Employee any right with respect to employment by Buyer, nor shall anything herein interfere with the right of Buyer, following any employment of any Transferred Employee, to terminate the employment of any such Transferred Employee at any time, with or without cause, or restrict Buyer in the exercise of its independent business judgment in modifying any of the terms and conditions of the employment of any such Transferred Employee.

                                   ARTICLE III
                                     CLOSING

        3.1 Closing. The completion of the purchase and sale of the Purchased Assets (the "Closing") shall take place at the offices of Dechert Price & Rhoads, 4000 Bell Atlantic Tower, 1717 Arch Street, Philadelphia, PA at 3:00 p.m. on Friday, June 26, 1998, or on such other date, time or place as may be mutually agreed to in writing by the parties (the "Closing Date"). The transactions hereunder shall be effective as of 11:59 p.m., on the Closing Date or such other time and date as the parties may mutually agree.

        3.2 Deliveries by Seller at the Closing.

        At the Closing, Seller shall deliver or cause to be delivered to Buyer the following:

            3.2.1 The Supply Agreement, executed by Seller, substantially in the form of Exhibit B hereto.

            3.2.2 Such documents of transfer and assignment required to transfer title to the Purchased Assets to Buyer duly executed by Seller, including without limitation:

                  (i) A Bill of Sale and Assignment substantially in the form of Exhibit C hereto;

                  (ii) An assignment of all transferable or assignable licenses, permits and warranties relating to the Purchased Assets and of any trademarks, trade names, patents and the like, duly executed and in recordable form;

                  (iii) A non-competition agreement with Fran Hackett for a period of two (2) years on the terms and conditions satisfactory to Buyer; and

                  (iv) Such other instruments of conveyance as shall, in the reasonable opinion of Buyer and its counsel, be necessary to vest in Buyer good, valid and marketable title to the Purchased Assets in accordance with Section 5.4.

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            3.2.3 A copy of the Certificate of Incorporation of Seller, as amended to the Closing Date, certified by its Secretary and the Secretary of State of the State of Delaware and including an amendment changing the name of Seller to a name unrelated to "National Patient Care Systems, Inc."

            3.2.4 Long form tax and corporate good standing certificate from the Secretary of State of the State of Delaware, dated no earlier than five (5) days prior to the Closing Date.

            3.2.5 An officer's certificate, substantially in the form as set forth in Exhibit D, certifying as to the satisfaction of the conditions set forth in Sections 8.1.1 and 8.1.2.

            3.2.6 A Sublease Agreement and a License Agreement executed by Seller and Buyer in respect of the real property leased by Seller at the South Hackensack, New Jersey facility, each attached substantially in the form of Exhibits E-1 and E-2 hereto and evidence satisfactory to Buyer and Buyer's counsel of the landlord's consent to such Agreements.

            3.2.7 The opinion of Stern Berenbroick, L.L.C., dated the Closing Date in form and substance satisfactory to Buyer, to the effects set forth in Exhibit F and with respect to such other matters as Buyer may reasonably request.

            3.2.8 State tax clearance certificates from the City of New York and each state in which Seller does business, sufficient to establish that Buyer shall have no obligation to withhold any consideration payable to Seller hereunder. If Seller has not obtained the state tax clearance certificates required pursuant to this Section 3.2.8 prior to the Closing Date, Buyer at its sole election may waive the obtaining of such certificates as a condition to Closing; provided, however, that in the event Buyer waives such condition to Closing, Buyer and Seller agree to hold in escrow such amount as the parties may agree to prior to the Closing Date and pursuant to the terms of an Escrow Agreement, substantially in the form of Exhibit A hereto to be entered into by Buyer and Seller.

        3.3 Deliveries by Buyer at the Closing.

        At the Closing, Buyer shall deliver or cause to be delivered to Seller the following:

            3.3.1 the Closing Cash Payment pursuant to Section 2.1.

            3.3.2 the Supply Agreement executed by Buyer, substantially in the form of Exhibit B hereto.

            3.3.3 Certified resolutions of the Board of Directors of Buyer authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein.

            3.3.4 Such documents required for the assumption of obligations in accordance with Section 2.2, duly executed by Buyer.

            3.3.5 A list of the Contracts that Buyer elects to include within the Assumed Contracts.

            3.3.6 A Sublease Agreement and a License Agreement executed by Buyer and Seller in respect of the real property leased by Seller at the South Hackensack, New Jersey facility, each attached substantially in the form of Exhibits E-1 and E-2 hereto.

            3.3.7 An officer's certificate, substantially in the form as set forth in Exhibit G, certifying as to the satisfaction of the conditions set forth in Sections 8.2.1 and 8.2.2.

            3.3.8 The opinion of Dechert Price & Rhoads, dated the Closing Date in form and substance satisfactory to Seller to the effect set forth in Exhibit H and with respect to such other matters as Seller may reasonably request.

        3.4 Deliveries by Selling Shareholders at the Closing. At the Closing the Selling Shareholders shall deliver or cause to be delivered to the Buyer following:

            3.4.1 Glenn Edwards shall deliver a Non-Competition and Confidentiality Agreement, executed by him, substantially in the form of
Exhibit I.

            3.4.2 Cynthia Powers shall deliver a Non-Competition and Confidentiality Agreement, executed by her, substantially in the form of Exhibit J.

                                   ARTICLE IV
                                   TERMINATION

        4.1 Termination. This Agreement may be terminated only as follows and in each case only by written notice:

            4.1.1 at any time by mutual written consent of Seller and Buyer;

            4.1.2 by either party, if the Closing shall not have occurred by September 1, 1998;

            4.1.3 by Seller on the one hand or Buyer on the other, if the other party shall be in breach of any covenant, undertaking or restriction contained herein in any material respect and such breach has not been cured within 10 days after the giving of written notice to the breaching party of such breach; or

            4.1.4 by Buyer at any time, if Buyer notifies Seller that its due diligence investigation is unsatisfactory pursuant to and in accordance with the terms of Section 7.3.2.

        4.2 Effect of Termination. In the event of termination of this Agreement by either Buyer or Seller, in accordance with the applicable provisions above, this Agreement shall forthwith terminate upon notice thereof duly given in accordance with the provisions hereof, and there shall be no liability of any nature on the part of either Buyer or Seller (or their respective officers or directors) to the other, except for liabilities arising from a breach of this Agreement prior to such termination; provided, however, that Buyer shall have no liability of any nature if it terminates this Agreement pursuant to Section 4.1.3; provided, further that this Section 4.2 in no way limits the obligations of the parties set forth in Sections 9.14, 9.15, 9.16 and 9.17 hereof, which obligations shall survive the termination. If this Agreement is terminated as provided herein, Buyer shall, and shall cause its representatives to, either destroy or redeliver all documents, work papers and other materials of Seller relating to the transactions contemplated hereby intended by Seller to be confidential and marked as confidential (other than information which is in or becomes part of the public domain by publication or otherwise or which has heretofore been or is hereafter filed or available as public information with any governmental authority), whether so obtained before or after the execution hereof, to Seller, and such confidential information received by Buyer shall be kept confidential, except as required by law.

                                    ARTICLE V
        REPRESENTATIONS AND WARRANTIES OF SELLER AND SELLING SHAREHOLDERS

        Seller and each Selling Shareholder hereby, jointly and severally, represent and warrant to Buyer as follows:

        5.1 Incorporation; Authority. Seller (i) is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, (ii) is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the nature of its business requires such qualification and (iii) has the requisite power and authority to execute, deliver and perform this Agreement and all other agreements and instruments required to be executed by Seller in connection with or pursuant hereto.

        5.2 Due Authorization; Binding Agreement. (i) The execution and delivery by Seller of this Agreement and all other agreements and instruments required to be executed by Seller in connection with or pursuant hereto and the performance by Seller of its obligations hereunder and thereunder have been duly authorized by all necessary corporate action on the part of Seller (including shareholder approval). Attached hereto as Schedule 5.2 are a copy of the resolutions duly adopted by the shareholders and board of directors of Seller authorizing the execution, delivery and performance of this Agreement and all other agreements and instruments required to be executed by Seller in connection with or pursuant hereto. This Agreement and all other agreements and instruments required to be executed by Seller in connection with or pursuant hereto constitute the legal, valid and binding obligations and acts of Seller enforceable in accordance with the respective terms thereof, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or equity).

                  (ii) This Agreement has been duly executed and delivered by the Selling Shareholders, and, this Agreement and all other agreements and instruments required to be executed by any Selling Shareholder in connection herewith or pursuant hereto constitutes the legal, valid and binding obligations of each such Selling Shareholder, enforceable in accordance with their terms.

        5.3 No Violation or Conflict. The execution, delivery and performance of this Agreement by Seller and by each Selling Shareholder does not, and the consummation of the transactions contemplated by this Agreement will not, (a) contravene any provision of the charter or bylaws of Seller, or (b) except as disclosed on Schedule 5.3, violate, conflict with or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the cancellation or unilateral modification or amendment of, or accelerate the performance required by, or result in a right of termination or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, or other instrument or obligation to which Seller or any Selling Shareholder is a party or to which Seller or any Selling Shareholder or the properties or assets of any one of them may be subject, or any judgment, ruling, order, writ, injunction, decree, determination of any court, governmental agency, commission, board, statute, rule or regulation applicable to Seller or any Selling Shareholder or the properties or assets of any one of them, (c) result in the creation of any lien, security interest, charge, claim, restriction or encumbrance upon any of the properties, assets, or capital stock of Seller or the properties or assets of either Selling Shareholder, or (d) result in the maturation or acceleration of any liability or obligation of Seller (or give others the right to cause such maturation or acceleration) or (e) result in the termination of or loss of any right (or give others the right to cause such a termination or loss) under any contract to which Seller is a party or by which it or any of its assets may be bound.

        5.4 Title to Assets. Except as described in Schedule 5.4 (the "Permitted Exceptions"), Seller has and, upon the sale contemplated hereby, Buyer will be vested with, good and marketable title to the Purchased Assets, free and clear of any and all mortgages, pledges, liens, claims, restrictions, encumbrances or security interests of any kind or nature.

        5.5 Taxes. Seller has (i) filed all federal, state and local income, payroll, withholding, excise, sales, use, personal property, use and occupancy, business and other tax returns or reports (all the foregoing taxes, including interest and penalties thereon and including estimated taxes, hereinafter collectively called "Taxes") which are due on or before the Closing Date; (ii) paid all Taxes which are shown to have become due pursuant to such returns and
(iii) paid all other Taxes for which a notice of assessment or demand for payment has been received and payment is due on or before the Closing Date except for such Taxes that are being disputed in good faith and for which adequate reserves are being maintained. All Tax returns have been prepared in accordance with applicable laws and requirements and are true and correct. All

Taxes for periods beginning after November 30, 1997 are adequately provided for on the books of Seller. Seller has filed all information returns or reports, that are required to be filed and has reported all information required to be included in such returns or reports with reasonable accuracy. All deficiencies resulting from tax audits of Seller have been paid or are adequately provided for in the Financial Statements. No income tax return of Seller is currently under examination by any taxing authority. Seller has not (i) executed a waiver or consent extending any statute of limitation for federal income or other Tax liability which remains outstanding, or (ii) entered into a closing agreement with any taxing authority or applied for a Tax ruling that will have continuing effect with respect to the Purchased Assets following the Closing. Seller has not received notice from a taxing authority in a jurisdiction in which Seller does not file Tax returns asserting that Seller is or may be subject to Tax in that jurisdiction.

        5.6 Licenses. Seller currently holds all licenses, permits, certifications, approvals, and other governmental and regulatory authorizations required under all laws, rules and regulations applicable to or affecting the Business or the Purchased Assets (collectively, the "Licenses") and is in compliance with all terms and conditions thereof. All Licenses of Seller are listed in Schedule 1.1.9 and, except as described on Schedule 5.6, are transferable to Buyer and are in full force and effect and are not currently subject to any show cause order or adverse governmental or regulatory action. Seller has made timely applications for renewal of all Licenses which must be filed on or before Closing to maintain such Licenses in full force and effect. Seller has no reason to believe that such renewals will not be issued in the ordinary course or will require payment. Before and after Closing, Seller shall use its best efforts to assist Buyer in obtaining any required license, including furnishing Buyer such necessary information and reasonable assistance as Buyer may request in connection with its preparation of necessary filings, submissions or applications to any governmental agency in connection with the transactions contemplated hereby.

        5.7 Intellectual Property Rights.

                  (i) Schedule 1.1.7 is a complete and accurate list of (i) all Intellectual Property Rights registered in the name of Seller or used or proposed to be used by Seller, and all applications therefor, (ii) all licenses and other agreements relating thereto, and (iii) all written agreements relating to technology, know-how and processes which Seller is licensed or authorized to use by others or which Seller has licensed or authorized for use by others. Seller owns, and has the right to transfer and assign to Buyer at the Closing, all right, title and interest to the Intellectual Property Rights and all licenses thereto described on Schedule 1.1.7, free and clear of all liens. Seller does not infringe upon or otherwise act adversely to, and has not infringed or acted adversely to, any patent, trademark, trade name, brand name, service mark, service name, copyright or trade secret owned by any other person or persons, and there is no claim or action by any person pending or threatened with respect thereto; no other person infringes or has infringed upon or acts or has acted adversely to any rights of Seller in and to the Intellectual Property Rights; and there is no claim or demand of any person pertaining to, or any proceeding pending or threatened with respect to, the exclusive rights of Seller in the Intellectual Property Rights or the validity of the registrations described on Schedule 1.1.7. The consummation of the transactions contemplated hereby will not cause any revocation, forfeiture, reduction or other change in the rights of Buyer, as assignee and transferee of Seller, to the Intellectual Property Rights or any license thereto.

                  (ii) Seller owns or licenses all computer software programs or other electronic data transmission, storage or computation programs listed on
Schedule 5.7 (collectively, the "Software"). No other such programs are used by Seller to operate the Business. There are no material malfunctions or design failures with respect to the Software and related items of systems hardware. The Software is capable of accurately processing, managing and manipulating date/time data from, into, and between the twentieth and twenty-first centuries, and the years 1999, 2000 and leap year calculations, including, without limitation, date/time data recognition, calculations which involve same century and multi-century formulas and date values, and date/time-related user interface functionalities and data fields which reflect the century. The billing and other information generated by the Software is accurate and the related hardware is accurate and the Software and such hardware are adequate for the Seller's conduct of the Business as of the Closing Date.

        5.8 Litigation. Except as described on Schedule 5.8, there is no action, order, writ, injunction or decree outstanding or claim, suit, litigation, proceeding, arbitral action or investigation (collectively "Proceedings") pending or, to the knowledge of Seller, threatened against, relating to or affecting (i) Seller or either Selling Shareholder, (ii) the Purchased Assets or the Business or (iii) the transactions contemplated by this Agreement, at law or in equity, by or before any court or governmental department, agency or instrumentality and there is no basis for any such Proceedings. Seller is not in default with respect to any judgment, order, writ, injunction or decree of any court or governmental agency, and there are no unsatisfied judgments against Seller, the Business or any of its assets.

        5.9 Financial Statements. The books of account and related records of Seller present in reasonable detail its assets, liabilities and transactions. Seller has heretofore delivered to Buyer the following financial statements (collectively, the "Financial Statements") of Seller: statements of income for the fiscal years ending November 30, 1996 and 1997, the related balance sheets as at November 30, 1996 and 1997, statements of cash flows for the periods then ended, a statement of income for the three-month period ending February 28, 1998, and a balance sheet as at February 28, 1998 (the aforementioned balance sheet as at February 28, 1998 is referred to herein as the "February 28, 1998 Balance Sheet," and the balance sheet as at November 30, 1997 is referred to as the "Balance Sheet"). The Financial Statements are correct and complete and were prepared in accordance with the books and records of Seller in conformity with generally accepted accounting principles, consistently applied, and present fairly the financial position and the results of operations and cash flow of Seller for the periods covered thereby. The Financial Statements for the fiscal years ended November 30, 1996 and 1997 have been certified by Smolin, Lupin & Co., P.A., independent certified public accountants for Seller.

        5.10 Labor Matters. The relations of Seller with its employees are good.
Schedule 5.10 lists the names of all employees of Seller who during the twelve-month period prior to the date hereof either ceased being employed by Seller or notified Seller of their intent to cease employment with Seller. Except as disclosed on
Schedule 5.10, (i) no employee of Seller is represented by any union or other labor organization; (ii) there is no unfair labor practice complaint against Seller pending or threatened before the National Labor Relations Board; (iii) there is no labor strike, dispute, slow down or stoppage actually pending or, to the best knowledge of Seller, threatened against or involving Seller; (iv) no grievance which might have an adverse affect on the Business is pending; (v) no private agreement restricts Seller from relocating, closing or terminating any of its operations or facilities; (vi) Seller has not in the past three years experienced any work stoppage or other labor difficulty or committed any unfair labor practice; and (vii) there are no union organizational drives in progress and there has been no formal or informal request to Seller for collective bargaining or for any employee election from any labor organization or the National Labor Relations Board or any other governmental agency, state or federal, with jurisdiction over labor-management relations with respect to an employee of Seller. Seller is in material compliance with all applicable laws respecting employment practices, terms and conditions of employment and wages and hours.

        5.11 Compliance with Laws. Seller has complied with, and is not in violation of, all statutes, rules, regulations and orders, federal state and municipal (including without limitation, Environmental Laws, as defined below) in connection with its business, the Purchased Assets or properties owned, operated or leased by Seller, including the requirements of any third party payor or any governmental agency or authority ("Laws"). Without limiting the generality of the foregoing:

            5.11.1 No notice, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or threatened by any governmental or other entity with respect to any alleged violation by Seller of any Law (including, without limitation, any Environmental Law), or with respect to any generation, treatment, storage, recycling, transportation or disposal, Release, as defined below, or Management, as defined below, of any Hazardous Substances, as defined below, except as described on Schedule 5.11 . Seller has not treated, stored for more than 90 days, recycled or disposed of any hazardous, toxic or polluting substances on any property now or previously owned or leased by Seller, nor has anyone else treated, stored for more than 90 days, recycled or disposed of any hazardous, toxic or polluting substances on any property now or previously owned or leased by Seller. Seller has complied with each and is not in violation of any federal, state or local law, regulation, permit, provision or ordinance relating to the generation, storage, transportation, treatment or disposal of hazardous, toxic or polluting substances, has obtained and adhered to all necessary permits and other approvals necessary to store, dispose, and otherwise handle hazardous, toxic and polluting substances, and has reported, to the extent required by federal, state and local law, all past and present sites where hazardous, toxic or polluting substances, if any, have been treated, stored or disposed. Seller has not transported any hazardous, toxic or polluting substances or arranged for the transportation of such substances to any location which is the subject of federal, state or local enforcement actions or other investigations which may lead to claims against Seller or Buyer for clean-up costs, remedial work, damages to natural resources or for personal injury claims.

            5.11.2 Seller has not received from any governmental authority or other person or entity any request for information, notice of claim, complaint, order, assessment, demand or other notification that it is, may be or will be potentially responsible with respect to any investigation, clean-up or other response to or damages arising from or related to the presence, Release or threat of Release of Hazardous Substances at any property (whether now or formerly owned, operated or leased by the Seller or off-site) or any other claim, complaint, order, assessment, demand or notice relating to the violation of any Environmental Law; and neither Seller nor the Selling Shareholders know of any basis for any such requests, claims, complaints, orders, assessments, demands or notices.

            5.11.3 No Hazardous Substances (except for routine office and janitorial supplies and chemicals customarily used in the Business) have been Managed or Released by Seller, or for which Seller is or may be responsible in connection with the Business, the Purchased Assets or at any property now or formerly owned, operated or leased by Seller in connection with the Business and, after reasonable investigation, Seller knows of no other facts or circumstances related to environmental matters concerning the Business, any property now or formerly owned, operated or leased by the Seller in connection with the operation of the Business or the Purchased Assets, that could lead to any future environmental responsibilities, liabilities or expenses of or claims against the Seller, the Business or the Buyer that could have a material adverse effect on the business, assets, financial condition or results of operations (a "Material Adverse Effect") of the Buyer or of the Business.

            5.11.4 Except as set forth in Schedule 5.11, to the Seller's knowledge, no properties or facilities owned, operated or leased by the Seller in connection with the Business or the Purchased Assets contain (i) underground tanks, active or abandoned, or (ii) asbestos-containing materials or structural asbestos, which is damaged, friable, or could become friable or which, in its present condition, could pose a risk of harm to employees or the general public, or (iii) polychlorinated biphenyls ("PCBs") or PCB-contaminated electrical equipment, or (iv) equipment which contains ozone depleting substances. Except as set forth on Schedule 5.11, none of the foregoing is required to be upgraded, retrofitted or replaced by the Business with the next 5 years pursuant to Environmental Laws.

            5.11.5 The Seller has provided Buyer copies of all inspections, studies, audits, tests, reviews, or other analysis in its or the Selling Shareholder's possession or control conducted in relation to the Business, the Purchased Assets or any property owned, leased or operated by the Seller in connection with the conduct of the Business or the Purchased Assets.

            5.11.6 The transaction contemplated pursuant to this Agreement does not require compliance with the New Jersey Industrial Site Recovery Act ("ISRA") and the Seller's standard industrial code ("SIC Code") is 5047.

            5.11.7 Definitions.

                  (i) "Environmental Laws" means all applicable federal, state and local laws, regulations, rules, codes, orders, ordinances, licenses, notices, or consent or settlement agreements relating to pollution or protection of human health or the environment including, laws, regulations, rules, orders, codes, ordinances, notices, and agreements as adopted or issued as of the date of this Agreement relating to the Management or Release or threatened Release of Hazardous Substances into the environment (including without limitation ambient air, surface water, ground water, land surface or subsurface strata).

                  (ii) "Hazardous Substance" means any hazardous or toxic substance, material or waste, pollutant or contaminant including petroleum products, asbestos, PCBs and radioactive materials.

                  (iii) "Management" or "Managed" means the generation, possession, manufacture, processing, distribution, use, treatment, storage, disposal, transport, recycling or handling of Hazardous Substances.

                  (iv) "Release" means any spill, leak, discharge, disposal, pumping, pouring, emitting, emptying, injecting, leaching, dumping or allowing to escape of any Hazardous Substance.

            5.11.8 Seller has not violated in any material respect or received a notice or charge asserting any violation in any material respect of any Law, regulation or terms of participation with respect to Medicare or Medicaid, or any federal, state or local Law governing, implementing, or relating to any state or local program for governmental payment (directly or by reimbursement) of any amounts due or to become due to Seller on account of services provided or to be provided by Seller, directly or indirectly, to any person.

                  (i) Seller has not (nor has any Selling Shareholder nor any affiliate on behalf of Seller):

                  (a) offered, made or agreed to make any contribution, payment, or gift of funds or property to any governmental official, employee, or agent where either the contribution, payment or gift or purpose thereof was illegal under any Law.

                  (b) established or maintained or agreed to establish or maintain any unrecorded fund or material asset for any purpose, or made any false entries on any books or records for any reason; or

                  (c) offered, made or agreed to make any contribution, or reimbursed any political gift or contribution made by any other person, to any candidate for federal, state, local, or foreign public office where such contribution or reimbursement or the purpose thereof was illegal under any applicable Law.

                  (ii) Seller has filed in a timely manner all reports, documents, and other materials that are or were required to be filed (and the information contained therein was correct and complete in all respects) under all applicable Laws, including
Section 1877 of the Social Security Act, except to the extent that non-compliance with any such Law could not, individually or in the aggregate, have a Material Adverse Effect on the Seller.

                  (iii) Seller has possession of all material records and documents with respect to its business that are or were required to be retained under all applicable laws.

        5.12 Employee Benefit Plans.

            5.12.1 Set forth on Schedule 5.12.1 is a true and complete list of each (i) "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (including any "multiemployer plan" as defined in Section 3(37) of ERISA), (ii) all other pension, retirement, supplemental retirement, deferred compensation, excess benefit, profit sharing, bonus, incentive, stock purchase, stock ownership, stock option, stock appreciation right, severance, salary continuation, termination, change-of-control, health, life, disability, group insurance, vacation, holiday and fringe benefit plan, program, contract, or arrangement maintained, contributed to, or required to be contributed to, by Seller or any ERISA Affiliate (as defined below) for the benefit of any employee, former employee, director or officer of Seller or under which Seller or any ERISA Affiliate has any liability with respect to any employee, former employee, director or officer of Seller (the "Benefit Plans"). The term "ERISA Affiliate" shall mean (i) any corporation included with Seller in a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code, as amended (the "Code"); (ii) any trade or business (whether or not incorporated) which is under common control with Seller within the meaning of
Section 414(c) of the Code; (iii) any member of an affiliated service group of which Seller is a member within the meaning of Section 414(m) of the Code; or
(iv) any other person or entity treated as an affiliate of Seller under Section 414(o) of the Code.

            5.12.2 As applicable with respect to each Benefit Plan, Seller has delivered to Buyer, true and complete copies of (i) each Benefit Plan, including all amendments thereto, and in the case of an unwritten Benefit Plan, a written description thereof, (ii) all trust documents, investment management contracts, custodial agreements and insurance contracts relating thereto, (iii) the current summary plan description and each summary of material modifications thereto,
(iv) the three most recent annual reports (Form 5500 and all schedules thereto) filed with the Internal Revenue Service ("IRS"), (v) the most recent IRS determination letter and each currently pending application to the IRS for a determination letter, (vi) the three most recent summary annual reports, actuarial reports, financial statements and trustee reports, and (vii) all records, notices and filings concerning IRS or Department of Labor audits or investigations, "prohibited transactions" within the meaning of Section 406 of ERISA or Section 4975 of the Code and "reportable events" within the meaning of
Section 4043 of ERISA.

            5.12.3 Except as otherwise disclosed with particularity on Schedule 5.12.3:

                  (i) The Seller and each ERISA Affiliate are in compliance in all respects with the provisions of ERISA and the Code applicable to the Benefit Plans. Each Benefit Plan has been maintained, operated and administered in compliance in all respects with its terms and any related documents or agreements and the applicable provisions of ERISA and the Code.

                  (ii) The Benefit Plans which are "employee pension benefit plans" within the meaning of Section 3(2) of ERISA and which are intended to meet the qualification requirements of Section 401(a) of the Code now meet, and at all times since their inception have met the requirements for such qualification, and the related trusts are now, and at all times since their inception have been, exempt from taxation under Section 501(a) of the Code.

                  (iii) No Benefit Plan is now or at any time has been subject to Part 3, Subtitle B of Title I of ERISA or Title IV of ERISA. No Benefit Plan is now or at any time has been a multiemployer plan as defined in Section 3(37) of ERISA.

                  (iv) There are no pending audits or investigations by any governmental agency involving the Benefit Plans, and no threatened or pending claims (except for individual claims for benefits payable in the normal operation of the Benefit Plans), suits or proceedings involving any Benefit Plan, any fiduciary thereof or service provider thereto, nor is there any reasonable basis for any such claim, suit or proceeding.

                  (v) Neither Seller, any ERISA Affiliate, nor to the best knowledge of Seller, any fiduciary, trustee or administrator of any Benefit Plan, has engaged in or, in connection with the transactions contemplated by this Agreement, will engage in any transaction with respect to any Benefit Plan which would subject any such Benefit Plan, Seller, any ERISA Affiliate or Buyer to a tax, penalty or liability for a "prohibited transaction" under Section 406 of ERISA or Section 4975 of the Code. None of the assets of any Benefit Plan is invested in any property constituting "employer real property" or an "employer security" within the meaning of Section 407 of ERISA.

                  (vi) With respect to each Benefit Plan that is a "group health plan" within the meaning of Section 607 of ERISA and that is subject to Section 4980B of the Code, the Seller and each ERISA Affiliate comply in all respects with the continuation coverage requirements of the Code and ERISA.

        5.13 Insurance. Schedule 5.13 contains a complete and accurate list of all policies or binders of fire, liability, title, worker's compensation, environmental and other forms of insurance (showing as to each policy or binder the carrier, policy number, coverage limit, expiration date, annual premium and a general description of the type of coverage provided) maintained by Seller on its business, properties or employees. All such policies are outstanding and in full force and effect. The coverages provided by such policies are reasonable, in both scope and amount, in light of the risks attendant to Seller's business, properties or employees and are comparable to coverages customarily maintained by companies in similar lines of businesses and such insurance is sufficient in the aggregate to cover all reasonably foreseeable damage to and liabilities or contingencies relating to the conduct by such business and affairs. There is no default with respect to any provision contained in any such policy, nor has there been any failure to give any notice or present any claim under any such policy in a timely fashion or in the manner or detail required by the policy.

        5.14 Consents and Approvals. No consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority, or any third person or entity, is required to be made or obtained by Seller or the Selling Shareholders in connection with the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby, other than those set forth in Schedule 5.14.

        5.15 Contracts; Compliance. Except as set forth on Schedule 5.15, Seller is not a party to any material lease, contract or commitment of any kind with respect to the Business, oral or written, formal or informal. All leases, contracts and other commitments to which Seller is a party or by which Seller is bound are in full force and effect; all parties to such leases, contracts and other commitments have complied with the provisions thereof; no such party is in default under any of the terms thereof; and no event has occurred that with the passage of time or the giving of notice or both would constitute a default by any party under any provision thereof.

        5.16 Real Property. Schedule 5.16 sets forth a correct list and summary descriptions of all real properties owned or leased by Seller; all structures and other improvements on such properties are within the lot lines and do not encroach on the properties of any other person and the use and operation of all such properties conform to all applicable building, zoning, safety, environmental and other laws, ordinances, regulations, codes, permits, licenses and certificates and all restrictions and conditions affecting title. Seller has not received any written or oral notice or order by any governmental or other public authority, any insurance company which has issued a policy with respect to any of such properties or any board of fire underwriters or other body exercising similar functions which (i) relates to violations of building, safety, fire or other ordinances or regulations, (ii) claims any defect or deficiency with respect to any of such properties or (iii) requests the performance of any repairs, alterations or other work to or in any of such properties or in the streets bounding the same. There is no pending condemnation, expropriation, eminent domain or similar proceeding affecting all or any portion of any of such properties and, to the best knowledge of Seller, no such proceeding is contemplated.

        5.17 Inventory and Equipment. The inventory of materials and supplies set forth in Schedule 1.1.2 is in good condition, suitable for its intended use and is valued at the lower of cost or market, the cost thereof being determined on a first-in, first-out basis. All of the equipment (including rental equipment) of Seller set forth in Schedules 1.1.1 and 1.1.3 is valued at its acquisition cost less accumulated depreciation calculated under the three to seven year straight-line method, except as disclosed in the Financial Statements. Except as set forth in Schedule 1.1.1, Schedule 1.1.2 or Schedule 1.1.3, as the case may be, all such inventories and equipment consist of items of a quality and quantity usable, saleable, leasable or rentable in the ordinary course of Seller's business within a reasonable period of time and at normal profit margins, and all such inventories and equipment can be expected to be consumed, sold, leased or rented in the ordinary course of business within a reasonable period of time. Except as set forth in
Schedule 1.1.1, Schedule 1.1.2 or Schedule 1.1.3, as the case may be, none of the inventory or equipment of Seller is obsolete or slow moving, and any obsolete or slow moving inventory has been written off or reserved against in the Financial Statements.

        5.18 Condition of Purchased Assets. The Purchased Assets are in good operating condition and repair, free from any defect and are suitable for the purposes for which they are used in the Business. The Purchased Assets constitute all rights, properties and assets of Seller that are necessary to operate the Business as currently operated.

        5.19 No Undisclosed Liabilities. Seller has no liability or obligation of any nature, whether due or to become due, absolute, contingent or otherwise, including liabilities for or in respect of federal, state and local taxes and any interest or penalties relating thereto, except (i) liabilities fully reflected in or reserved against on the Balance Sheet or notes thereto, (ii) liabilities that have arisen after the Balance Sheet in the ordinary course and fully reflected as liabilities on Seller's books of account, none of which, individually or in the aggregate, has been materially adverse and (iii) liabilities set forth in Schedule 5.19.

        5.20 Business Locations. Set forth on Schedule 5.20 is a list of each location (specifying state and country) (i) where Seller has a place of business and (ii) where Seller owns, leases or stores real and personal property. Also set forth on Schedule 5.20 is a list of each name under which Seller has ever conducted its business.

        5.21 Billing; Gratuitous Payments.

            5.21.1 Billing. Except as set forth in Schedule 5.21, all billing by the Seller to third party payors, including, but not limited to, the federal Medicare program, state Medicaid programs and private insurance companies has been true and correct in all material respects and in compliance in all material respects with all applicable Legal Requirements and the policies of such third party payors.

            5.21.2 Absence of Certain Business Practices. Neither Seller, nor any officer, employee or agent of Seller, nor any Selling Shareholder, nor any other person acting on behalf of any of them, has, within the past five years given any remuneration, gift, keepsake, or similar benefit to any patient, referral source, provider, customer, supplier or governmental employee which could reasonably be expected to subject Seller to any damage or penalty in any civil, criminal or governmental litigation or proceeding, were any such litigation or proceeding to be commenced; and either

                  (i) if not given in the past, would have adversely affected, in any material respect, the earnings or business of Seller taken as a whole, as reflected in the Financial Statements; or

                  (ii) if not continued in the future, could reasonably be expected to adversely affect, in any material respect, the assets, operations or prospects of Seller.

        5.22 Fraud and Abuse. Except as set forth in Schedule 5.22, neither Seller or the Selling Shareholders nor any person or entity providing professional or other services for Seller is currently, or in the past five (5) years has, engaged in any activities which are prohibited, or are cause for criminal or civil penalties or mandatory or permissive exclusion from Medicare or Medicaid, under Sections 1320a-7, 1320a-7a, 1320a-7B or 395nn of Title 42 of the United States Code or the regulations promulgated thereunder, or similar state or local statutes or regulations, or which are prohibited by applicable statutes, regulations, or ethical codes governing professional conduct, including, but not limited to, the following:

                  (i) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment;

                  (ii) knowingly or willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment;

                  (iii) any failure by a claimant to disclose knowledge of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or of another, with the intent to fraudulently secure such benefit or payment;

                  (iv) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe or rebate) directly or indirectly, overtly or covertly, in cash or in kind, or offering to pay or receive such remuneration: (1) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare or Medicaid; or (2) in return for purchasing, leasing or ordering or arranging for, or recommending, purchasing, leasing or ordering any good, facility, service or item for which payment may be made in whole or in part by Medicare or Medicaid; or

                  (v) referring any patients to a person or entity with which either Seller or either of the Selling Shareholders has a financial relationship that is prohibited by applicable law.

        5.23 Reimbursement Matters. Except as disclosed on Schedule 5.23, in the past three years (a) Seller has not and, to the Seller's knowledge, no nursing home, hospital or other health care provider with respect to which Seller provides services has received any written notice of denial or recoupment from the Medicare or Medicaid programs, or any other third party reimbursement source (inclusive of managed care organizations) with respect to products or services provided by Seller; (b) to the Seller's knowledge, there is no basis for the assertion after the Closing of any such denial or recoupment claim and (c) neither Seller nor, to Seller's knowledge, any nursing home, hospital or other health care provider with respect to which Seller provides services has received written notice of any denial of claims for payment from any Medicare or Medicaid program or any other third party reimbursement source (inclusive of managed care organizations) of any pending or threatened investigations or surveys specifically with respect to, or arising out of, products or services provided by Seller, and to Seller's knowledge, no such investigation or survey is pending, threatened or imminent. Seller has fully and accurately disclosed to the appropriate intermediaries and carriers all material billing and business practices with respect to Medicare and Medicaid reimbursement with respect to the Business to the extent necessary for Seller to comply with applicable law. Seller has complied with all material requirements imposed by any such intermediary or carrier with respect to such billing. Seller has billed the applicable intermediaries and/or carriers for the services rendered by Seller in material compliance with all applicable Medicare and Medicaid laws, and Seller is not aware of any non-compliance by it with any state licensing or corporate practice of medicine law that would cause such billing or business practices to not be in material compliance with any of such Medicare or Medicaid laws. Seller has not received any notice from any regulatory authority or intermediary that indicates that Buyer could not continue to bill intermediaries in substantially the same manner and structure as Seller is billing on the date hereof.

        5.24 Medicare/Medicaid Participation. All services provided by Seller for which Seller directly or indirectly receives payment under the Medicare or Medicaid programs are, to the extent required by law, certified for participation or enrollment in all Medicare and Medicaid programs, have a current and valid provider contract with the Medicare and Medicaid programs or other third party reimbursement source (inclusive of managed care organizations), are in compliance with the conditions of participation of such programs, and, to the extent required by law, have received all approvals or qualifications necessary for reimbursement, except for such certifications, contracts, compliances, approvals and qualifications which are set forth on
Schedule 5.24 and which, individually or in the aggregate, would not have a material adverse effect on Seller's earnings or business. Seller has delivered to Buyer true and complete copies of all Medicare and Medicaid survey and inspection reports by the applicable licensing authority or payor for any period after November 30, 1992 for each location of Seller for which there is a Medicare or Medicaid provider number.

        5.25 Ownership. The Selling Shareholders are the legal and beneficial owners of all of the issued and outstanding capital stock of Seller.

        5.26 Absence of Changes. Except as described on Schedule 5.26, Seller has operated its business only in the ordinary and regular course in all material respects and consistent with historical practice since November 30, 1997. Since November 30, 1997, there has not been: (i) any material and adverse damage, destruction or loss, whether or not covered by insurance, to the Purchased Assets; (ii) any organized labor negotiations, strike or work stoppage affecting Seller or any threat of the foregoing; (iii) any termination or waiver of any rights of material value to Seller's business; (iv) any change in the accounting methods or practices followed by Seller; (v) any sale, transfer or other disposition of any assets of the Seller, other than in the ordinary course of business, (vi) any adverse change or any threat of any adverse change in the Seller's relations with any of Seller's suppliers, clients or customers; (vii) any transaction, agreement or event outside the ordinary course of business of the Seller; or (viii) any commitment, obligation or understanding to do any of the foregoing.

        5.27 Compensation Arrangements. Schedule 5.27 sets forth the following information: (a) the names and current annual salary, including any bonus, if applicable, and the benefits of all present officers and employees of Seller whose current annual salary, including any promised, expected or customary bonus, equals or exceeds $10,000, together with a statement of the full amount of all remuneration (including benefits) paid by Seller to each such person and to any director of Seller, during the year ended November 30, 1997; (b) all consulting or employment agreements or other agreements with respect to individual consultants or employees, oral or written, and still in effect to which Seller is a party, none of which agreements will be assigned to, or assumed by, Buyer at Closing; and (c) a true and correct list of all outstanding note payables to shareholders of Seller, employees of Seller or other individuals. Except as disclosed on Schedule 5.27, since November 30, 1997, there has been no change in the policies of Seller regarding compensation to Seller's employees or independent contractors or in such compensation.

        5.28 Disclosure. No representation or warranty by Seller in this Agreement or pursuant hereto, and no exhibit, document, statement, certificate or schedule furnished or to be furnished to Buyer pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading or necessary to provide Buyer with proper information as to Seller and the Purchased Assets. There is no fact or condition known to Seller or any Selling Shareholder, which has not been disclosed to Buyer in the Schedules to this Agreement or otherwise in writing, that had or has, or so far as Seller or any Selling Shareholder can reasonably foresee will have a material adverse effect on Seller, the business, financial condition, results of operations or prospects of Seller, the Purchased Assets or the ability of Seller or any Selling Shareholder of Seller to perform its or his obligations under this Agreement.

                                   ARTICLE VI
                     REPRESENTATIONS AND WARRANTIES OF BUYER

        Buyer represents and warrants to Seller as follows:

        6.1 Incorporation; Authority. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to execute, deliver and perform this Agreement and all other agreements and instruments required to be executed by Buyer in connection with or pursuant hereto.

        6.2 Due Authorization; Binding Agreement. The execution and delivery by Buyer of this Agreement and all other agreements and instruments required to be executed by Buyer in connection with or pursuant hereto and the performance by Buyer of its obligations hereunder and thereunder have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement and all other agreements or instruments required to be executed by Buyer in connection with or pursuant hereto constitute the legal, valid and binding obligation and act of Buyer enforceable in accordance with the respective terms thereof, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or equity).

                                   ARTICLE VII
                                    COVENANTS

        7.1 Covenants of Seller and Selling Shareholders Pending Closing. Seller and each Selling Shareholder jointly and severally covenants and agrees with Buyer that:

            7.1.1 From and after the date hereof and until the earlier of the Closing or the termination of this Agreement pursuant to Section 4.1 hereof, Seller and each Selling Shareholder with respect to the Business (i) shall use its or his best efforts to fulfill or satisfy, or cause to be fulfilled or satisfied, all of the conditions precedent to Buyer's obligation to consummate and complete the purchase provided for herein, and to take all other steps and to do all other things reasonably required to consummate this Agreement in accordance with its terms, (ii) shall not interfere with the performance by Buyer of its obligations under this Agreement, (iii) shall not mortgage, pledge, assign, sell or otherwise transfer any of the Purchased Assets, (iv) and will comply with all laws, rules and regulations applicable to Seller's business or assets, (v) shall conduct the business, operations, activities and practices of Seller in the usual and ordinary course, consistent with its past practices and in accordance with the transactions contemplated hereby, (vi) shall preserve the business organization of Seller intact, keep available to itself and to Buyer the present services of Seller's employees, and preserve for itself and Buyer the goodwill of Seller's suppliers, students and others with whom Seller has business relationships, (vii) shall maintain Seller's tangible property in the same condition as it now exists, ordinary wear and tear excepted, (viii) shall maintain Seller's insurance policies listed on Schedule 5.13 in full force and effect (or renew any such policies which expire), (ix) shall maintain in full force and effect all agreements, authorizations, licenses, and other approvals necessary for its operations, (x) shall not without the prior written consent of Buyer enter into any contract or commitment the performance of which may extend beyond the Closing, (xi) shall not sell, transfer, lease or otherwise dispose of any of its assets other than sales of inventory in the ordinary course of business and consistent with past practice, (xii) shall not fail to pay when due all taxes, assessments, governmental charges or levies imposed upon it or its income, profits or assets or otherwise required to be paid by it, or fail to pay when due any liability or charge which, if unpaid, might become a lien or charge upon any of its assets, (xiii) shall not make or authorize the making of any capital expenditure in excess of $25,000, (xiv) shall not incur any debt or other obligation for money borrowed, (xv) shall not incur any obligation or liability, absolute or contingent except in the ordinary course of business and consistent with past practice, and in any event not in excess of $25,000, (xv) shall not increase the compensation paid to or enter into any contract with any employees of Seller, (xvi) shall promptly notify Buyer of any notice from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement, any fact or circumstance of which Seller has knowledge that would make any representation or warranty set forth herein untrue or inaccurate as of the Closing Date or as of the date of this Agreement, or any planned or threatened labor dispute, organization efforts, strike or collective work stoppage affecting the employees of Seller,
(xvii) shall not waive or permit the loss of any substantial right, (xviii) shall use its or his best efforts to obtain any necessary third-party consents to the purchase by Buyer of the Assumed Contracts and (xix) shall promptly inform Buyer if Seller or the Selling Shareholders are in breach of any covenant hereunder, or if any material adverse event shall have occurred with respect to the Business or the Purchased Assets.

            7.1.2 Fran Hackett shall enter into a non-competition agreement with the Buyer for a period of two (2) years on the terms and conditions satisfactory to the Buyer.

        7.2 Covenants of Buyer Pending Closing. Buyer covenants and agrees with Seller that from and after the date hereof and until the earlier of the Closing or the termination of this Agreement pursuant to Section 4.1 hereof, Buyer (i) shall use its best efforts to fulfill or satisfy, or cause to be fulfilled or satisfied, all of the conditions precedent to Seller's obligations to consummate and complete the sale provided herein and to take all other steps and do all other things reasonably required to consummate this Agreement in accordance with its terms, and (ii) shall not interfere with the performance by Seller or the Selling Shareholders of its or their obligations under this Agreement.

        7.3 Full Access and Due Diligence Investigation.

            7.3.1 From and after the date hereof until the Closing Date, Seller shall afford to all representatives of Buyer, free and full access during normal business hours to the employees, accountants, assets, properties, books, financial statements, work papers and records of Seller in order that Buyer may have full opportunity to make investigations of Seller, the Business, the Purchased Assets, and affairs of Seller, and Seller shall furnish or cause to be furnished to Buyer and its representatives all such information about Seller, the Business and the Purchased Assets as Buyer shall reasonably request; provided, that such investigation shall not unreasonably interfere with the operations of the Business or Seller.

            7.3.2 Buyer and its counsel, accountants and other representatives shall have the right to conduct and complete a due diligence investigation of Seller, the Business, the Purchased Assets and the business prospects thereof, the type and quantity of the Assumed Liabilities hereunder, Seller's financial condition and ability to convey title to the Purchased Assets and the accuracy and completeness of the information and materials furnished to Buyer by Seller or its representatives. Buyer shall have the right to make surveys, draft plans and conduct such environmental studies, audits and tests on the real property owned or leased by Seller as are, in the sole discretion of Buyer, necessary or desirable ("Tests"). Buyer shall have no liability with respect to any remediation, correction or clean-up of any condition of such real property disclosed by such Tests. In the event that the results of such due diligence investigation are not satisfactory to Buyer, in its sole and absolute discretion, Buyer shall have the right to terminate this Agreement before the Closing Date by written notice to Seller stating that the results of such due diligence investigation are unsatisfactory to Buyer in Buyer's sole and absolute discretion. Buyer shall be required to disclose the basis for any such termination.

        7.4 Post-Closing Covenants.

            7.4.1 Further Assurances. From time to time after the Closing, (i) Seller (for as long as it continues its corporate existence) and each Selling Shareholder will use reasonable efforts to execute and deliver such instruments of conveyance, sale or assignment as Buyer may reasonably request, to more effectively vest, confirm or evidence Buyer's title to or rights in any of the Purchased Assets and to otherwise carry out the purpose and intent of this Agreement and to obtain all required consents and approvals specified in 8.2.5 not obtained as of the Closing, and (ii) Buyer will execute and deliver such instruments as Seller may reasonably request to more effectively assure the assumption by Buyer of the obligations and liabilities of Seller to be assumed by Buyer pursuant to this Agreement and to otherwise carry out the purpose and intent of this Agreement.

            7.4.2 Mutual Cooperation. The parties shall use reasonable efforts to cooperate fully with each other and with their respective counsel and accountants in connection with any steps required to be taken, including specific assistance by Seller during the establishment of the general ledger system for the Business, provided that nothing in this Section 7.4.2, including, without limitation, the following sentence, shall require Seller to continue in its employ any person no longer needed for its operations or to continue its corporate existence beyond the Closing Date. By way of further cooperation, Seller will use reasonable efforts for as long as it continues its corporate existence to (i) make its remaining employees available for consultation, and
(ii) permit access to other third parties reasonably requested for verification of any information obtained by Buyer regarding the operations of Seller.

            7.4.3 Allocation of Purchase Price. Buyer, and Seller and each Selling Shareholder agrees that the Purchase Price shall be allocated among the Purchased Assets in accordance with the allocation set forth in Schedule 7.4.3 hereto. Buyer, Seller and each Selling Shareholder agree that each will report the federal, state and local income and other tax consequences of the purchase and sale contemplated hereby in a manner consistent with such allocation and will not take any position inconsistent therewith upon examination of any tax return, in any refund claim, in any litigation, or otherwise.

            7.4.4 Other Proposals. Each Selling Shareholder, Seller and its officers and directors, and each of their financial advisors, counsel, and other agents will not, directly or indirectly, encourage, solicit, initiate or enter into any agreement with respect to, or participate in any way in discussions or negotiations with, or provide any confidential information to, any person other than Buyer and its agents concerning any merger, sale of all or substantially all of the assets of Seller, sale of any shares of capital stock of Seller or any similar transaction involving Seller (an "Acquisition Proposal"). As long as this Agreement remains in effect, Seller and each Selling Shareholder will promptly communicate to Buyer (i) the identity of any person from which they receive any request for information, any inquiry, or any proposal to initial discussions or negotiations with respect to any Acquisition Proposal, and (ii) the terms of any such request for information, inquiry or proposal.

            7.4.5 Non-Compete. (i) Seller and the Selling Shareholders agree with Buyer that for a period of five (5) years after the Closing neither Seller nor any of its affiliates shall, directly or indirectly, (a) engage or become interested in, as an employee, manager, consultant, owner, partner, through stock ownership (other than a less-than-2% interest in a corporation having securities which are listed for trading on a national securities exchange), or by the investment of capital or lending of money or property to any person, enterprise, partnership, association, corporation, limited liability company, joint venture or other entity which is directly or indirectly engaged in the business of selling, renting or leasing or otherwise providing therapeutic support surfaces anywhere in the United States, provided, however that this
Section 7.4.5 shall not restrict the Sellers conduct of the Retained Businesses
(b) induce or attempt to induce any customer to cease doing business with the Buyer or any of its affiliates, or take any action which would reasonably be expected to reduce, damage or interfere with the relationship between any customer and the Buyer or such affiliate, (c) use for their own benefit or disclose the name and/or requirements of any such customer to any other person or persons, natural or corporate, except as such disclosure is required by any Law, or (d) solicit or hire any of the employees or consultants of Buyer (including without limitation, employees of Seller hired by Buyer) or any of its affiliates.

                  (ii) In the event that either this Section 7.4.5 or Section
7.5 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographic area or range of activities, it shall be interpreted to extend only over the maximum period of time, geographic area or range of activities as to which it may be enforceable.

                  (iii) Seller recognizes and acknowledges that in the event of its failure to comply with any of the covenants contained in this Section 7.4.5 or Section 7.5, it may be impossible to measure in money the damages to Buyer and that in the event of such failure, Buyer may not have an adequate remedy at law. It is therefore agreed that Buyer, in addition to any other rights or remedies which it may have, shall be entitled to immediate injunctive relief (without the requirement of any bond) to enforce such covenants, and that if any action or proceeding is brought in equity to enforce the same, Seller will not urge, as a defense, that there is an adequate remedy at law.

        7.5 Confidential Information. Seller and the Selling Shareholders acknowledge that after the Closing, Buyer could be irreparably damaged if Seller, the Selling Shareholders or any of Seller's affiliates' confidential knowledge of the operations of the

Business or the Purchased Assets were disclosed to or utilized on behalf of any person, firm, corporation or other business entity other than Buyer or its affiliates, and Seller and the Selling Shareholders covenant and agree that they will not, following the Closing, without the prior written consent of Buyer, disclose (or permit to be disclosed) or use in any way any such confidential information, unless (i) compelled to disclose such confidential information by judicial or administrative process or, in the opinion of their counsel, by other requirements of law, or (ii) such confidential information is generally available to the public through no fault of Seller or the Selling Shareholders.

        7.6 Condemnation. Any taking or condemnation for any public or quasi-public purpose or use by any competent authority in appropriate proceedings or by any right of eminent domain of all or any part of the real property owned or leased by Seller between the date of this Agreement and the time of the Closing shall, at Buyer's sole option, cause a termination of this Agreement. The election to terminate provided for hereby must be exercised by Buyer (or will be deemed to have been waived) by written notice to Seller to that effect, which notice shall be given by Buyer on or before the fifteenth
(15th) business day following Buyer's receipt of written notice of the condemnation from Seller.

        7.7 Use of Name. Seller and Selling Shareholders, jointly and severally, agree that they shall not from and after the Closing Date use or grant any right to any individual, corporation, partnership or other entity or any other person to use, or otherwise consent to the use of, any name or mark that is similar to the Marks.

        7.8 Release and Waiver. Seller and Selling Shareholders hereby waive and release Buyer and the Business from any and all Damages (including without limitation legal expenses), whether known or unknown, foreseen or unforeseen, which exist or which may arise in the future under common or statutory law, including CERCLA or any other statutes now or hereafter in effect.

        7.9 Third-Party Payments. As funds are received by either Buyer or Seller from third-party payors in respect of the Business, such funds shall be allocated to the Buyer or the Seller in accordance with the procedures set forth in Schedule 7.9 hereto.

        7.10 Books and Records. Seller shall provide to Buyer, upon Buyer's reasonable request, a copy of Seller's records related to or used in connection with the operation of the Business or pertaining to the Purchased Assets, including, without limitation, customer records and lists; billing records; employment records; equipment maintenance and repair records; quality assurance records; and all documents filed by Seller with any state, federal or local government authority. If Seller cannot provide a copy of any documents reasonably requested by Buyer, then Seller shall afford to Buyer and all representatives of Buyer full and free access during normal business hours to such books and records.

        7.11 May 31, 1998 Financial Statements. No later than July 31, 1998, Seller shall deliver to Buyer a copy of the balance sheet of Seller at May 31, 1998 and May 31, 1997 and the related statements of income and cash flows for the six month periods then ended (the "May Statements"). The May Statements will be correct and complete, will be prepared in accordance with the books and records of Seller in conformity with generally accepted accounting principles, consistently applied, and will present fairly the financial position and the results of operations and cash flow of Seller for the period covered thereby.

        7.12 Third Party Provider Agreements. Seller shall use its best efforts to have all third party provider agreements (including any third party provider numbers) related to the Business that Buyer requests assigned to the Buyer effective as of the Closing Date. If any such provider agreement is not assignable, Seller will use its best efforts to aid Buyer in obtaining substitute agreements and provider numbers.


                                  ARTICLE VIII
                                   CONDITIONS

        8.1 Conditions Precedent to Obligations of Buyer. The obligation of Buyer to complete the purchase of Purchased Assets as provided for herein is subject to the fulfillment or satisfaction on or before the Closing Date of each of the conditions set forth below, any of which may be waived by Buyer in writing.

            8.1.1 All representations and warranties of Seller and the Selling Shareholders contained in this Agreement shall be true and correct in all respects as of the Closing, with the same force and effect as if the same had been made on and as of the Closing Date (except to the extent such representations and warranties speak as of a particular date), and Buyer shall have received a certificate signed by an officer of Seller and each of the Selling Shareholders, substantially in the form as set forth in Exhibit D, to such effect;

            8.1.2 Seller and each of the Selling Shareholders shall have performed in all material respects all of the obligations, covenants and agreements contained in this Agreement to be performed by Seller and the Selling Shareholders on or before the Closing Date, and Buyer shall have received a certificate signed by an officer of Seller and each of the Selling Shareholders, substantially in the form as set forth in Exhibit D, to such effect;

            8.1.3 All instruments and documents required on Seller's and each Selling Shareholder's part to effectuate and consummate the transactions contemplated hereby shall be delivered to Buyer and shall be in form and substance satisfactory to Buyer and its counsel;

            8.1.4 Buyer shall have received a certificate of the President of Seller certifying as to a summary of (i) Seller's inventory as of the last day of the month for the month immediately preceding the month in which the Closing occurs and (ii) the amount and an aging of each of Seller's accounts payable and accrued expenses as of the close of business on the tenth day prior to the Closing Date (or such later date, if available);

            8.1.5 No order of any court or administrative agency shall be in effect which restrains or prohibits the transactions contemplated hereby or which would limit or adversely affect Buyer's ownership or control of the Business and there shall not have been threatened, nor shall there by pending, any action or proceeding by or before any court or governmental agency or other regulatory or administrative agency or commission, (i) challenging any of the transactions contemplated by this Agreement or seeking monetary relief by reason of the consummation of such transactions, (ii) which materially impairs Buyer's ability to own the Purchased Assets, or (iii) which might have a material adverse effect on the business, prospects or condition (financial or otherwise) of Seller;

            8.1.6 There shall have been no event which has had, or may result in, a material adverse change in the conditions, operations or prospects of the Business, or the Purchased Assets taken as a whole, since the date hereof;

            8.1.7 Seller shall have delivered to Buyer the documents specified in Section 3.2 except as otherwise provided in Section 3.2.8;

            8.1.8 (i) The consents, licenses, permits, certifications, and approvals to do business granted by, or authorizations of, registrations, declarations or filing with, courts, administrative agencies or commissions and other governmental authorities or instrumentalities, domestic or foreign, and of any other accrediting agency (including, but not limited to Medicare and Medicaid provider and/or supplier numbers) ("Regulatory Approvals") required to properly operate the Business and permit the billing and collection of payment for all fees and services rendered in those states shall have been obtained or the Buyer shall be satisfied in its reasonable discretion that such Regulatory Approvals will be obtained without material conditions within 30 days following the Closing Date; provided, however, that for each state for which Regulatory Approvals have not been obtained on or prior to the Closing, the Buyer shall be satisfied in its reasonable discretion that it shall lawfully be able to continue to operate the Business in such state and that upon receipt of such Regulatory Approvals, it will be lawfully permitted to bill and collect payment for all services rendered by Buyer on and after the Closing Date.

                  (ii) The Seller shall have delivered to Buyer all of the material authorizations, consents and approvals specified in Section 5.6.

            8.1.9 The investigation conducted by Buyer or its representatives pursuant to Section 7.3 shall be satisfactory to Buyer in its sole and absolute discretion;

            8.1.10 Any necessary third party consents for the purchase by Buyer of Contracts that individually or in the aggregate are material to the Business shall have been obtained.

            8.1.11 Any Consents that individually or in the aggregate are material to the Business shall have been obtained.

            8.1.12 The statement of income for the fiscal year ending November 30, 1997 delivered to Buyer by Seller pursuant to Section 5.9 shall show revenues of at least $11,788,000 for such fiscal year.

        8.2 Conditions Precedent to Obligations of Seller. The obligations of Seller to complete the sale of Purchased Assets as provided for herein are subject to the fulfillment or satisfaction on or before the Closing Date of each of the conditions set forth below, any of which may be waived by Seller in writing.

            8.2.1 All representations and warranties of Buyer contained in this Agreement shall be true and correct in all respects as of the Closing, with the same force and effect as if the same had been made on and as of the Closing Date (except to the extent such representations and warranties speak of a particular date), and Seller shall have received a certificate signed by an Officer of Buyer, substantially in the form as set forth in Exhibit H, to such effect;

            8.2.2 Buyer shall have performed in all material respects all of the obligations, covenants and agreements contained in this Agreement to be performed by Buyer on or before the Closing Date, and Seller shall have received a certificate signed by an Officer of Buyer, substantially in the form as set forth in Exhibit H, to such effect;

            8.2.3 All instruments and documents required on Buyer's part to effectuate and consummate the transactions contemplated hereby shall be delivered by Buyer and shall be in form and substance reasonably satisfactory to Seller and its counsel;

            8.2.4 No order of any court or administrative agency shall be in effect which restrains or prohibits the transactions contemplated hereby and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any court or governmental agency or other regulatory or administrative agency or commission, challenging any of the transactions contemplated by this Agreement or seeking monetary relief by reason of the consummation of such transactions;

            8.2.5 All consents and approvals of all governmental departments, agencies or other regulatory bodies to the transactions contemplated hereby shall have been obtained; and

                                   ARTICLE IX
                                  MISCELLANEOUS

        9.1 Binding Effect. All terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Neither this Agreement, nor the obligations of any party hereunder, shall be assignable or transferable by any such party without the prior written consent of all parties hereto.

        9.2 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be given or made by personal delivery, by a nationally recognized courier service for overnight delivery or by registered or certified mail, postage prepaid, return receipt requested, addressed if to Buyer, at:

                                    MEDIQ Incorporated
                                    One Mediq Plaza
                                    Pennsauken, NJ  08110
                                    Attention: Thomas E. Carroll, President
                                               Alan Einhorn, General Counsel

                           with a copy to:

                                    Dechert Price & Rhoads
                                    4000 Bell Atlantic Tower
                                    1717 Arch Street
                                    Philadelphia, PA  19103-2793
                                    Attention: Henry N. Nassau, Esquire

                           if to Seller or to any Selling Shareholder, at:

                                    199 Stavola Place
                                    Maywood, New Jersey 07607
                                    Attention: Glenn Edwards

                           with a copy to:

                                    Stern Berenbroick, L.L.C.
                                    One Mack Centre Drive
                                    Mack Centre II
                                    Paramus, NJ  07652
                                    Attention:  John J. Stern, Esquire

or at such other place as the party to whom such notice of communication is to be addressed may have designated to the other parties by notice conforming to this Section 9.2. Notices shall be deemed effective and received (i) on the actual receipt in the case of hand delivery, (ii) on the next business day after deposit in the case of notices by nationally recognized overnight courier services, or (iii) on the third business day after the date of mailing in the manner set forth herein. As used herein, notice to a party shall include concurrent notice to that party's counsel as set forth herein.

        9.3 Entire Agreement, Amendments, Etc. This Agreement and the documents referred to herein and to be delivered pursuant hereto constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions of the parties, whether oral or written; and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof, except as specifically set forth herein or therein. No amendment, supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision of this Agreement, whether or not similar, nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. Notwithstanding any agreement with or obligation to any organization, authority, entity or person not a party to this Agreement to the contrary, Buyer does not assume any liability, responsibility or obligation for any of Seller's liabilities or obligations except the Assumed Liabilities, and nothing in any such agreement or evidence of such obligation with a third party should be construed to be such an assumption on the part of Buyer.

        9.4 Nature and Survival of Representations. The representations, warranties, covenants and agreements of Buyer, Seller and the Selling Shareholders contained in this Agreement, and all statements contained in this Agreement or any Exhibit or Schedule hereto or any certificate, financial statement or report or other document delivered pursuant to this Agreement or in connection with the transactions contemplated hereby, shall be deemed to constitute representations, warranties, covenants and agreements of the respective party delivering the same. All such representations, warranties, covenants and agreements shall survive the Closing hereunder subject to Sections 9.15, 9.16 and 9.17 hereof.

        9.5 Risk of Loss or Damage; Insurance. It is understood and agreed that all right, title and interest in and to the Purchased Assets and all risk of loss or damage thereto shall not pass from Seller to Buyer unless and until the Closing occurs. In the event of a casualty or condemnation in respect of the Purchased Assets, Buyer shall have the right, at its sole option, to elect to either terminate this Agreement or to accept the insurance proceeds in respect of such casualty or condemnation and proceed to close otherwise in accordance with the terms and conditions of this Agreement. Seller agrees to maintain the insurance currently carried with respect to the Purchased Assets until the Closing.

        9.6 Waiver. No waiver shall be deemed to have been made by any party of any of its rights hereunder unless the same shall be in writing and shall be signed by the waiving party. Such a waiver, if any, shall be a waiver only in respect to the specific instance involved and shall in no way impair the rights of the waiving party or the obligations of any other party in any other respect at any other time.

        9.7 Governing Law. This Agreement shall be construed and interpreted according to the substantive laws of the State of New Jersey without giving effect to the principles of conflicts of law thereof.

        9.8 Expenses. Each of the parties shall pay its own expenses in connection with the drafting and negotiation of this Agreement.

        9.9 Headings. The headings of the articles and sections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof.

        9.10 Counterparts. This Agreement may be executed by the parties in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        9.11 Severability. In the event that any one or more terms or provisions hereof shall be held void or unenforceable by any court or arbitrator, all remaining terms and provisions hereof shall remain in full force and effect, unless the deletion of those provisions held void or unenforceable would result in a change which would frustrate a material intention of the parties hereto.

        9.12 Time is of the Essence. Seller, each Selling Shareholder and Buyer agree that time is of the essence in connection with the implementation and performance by the parties of all terms, conditions and obligations of this Agreement.

        9.13 Brokers or Finders. Seller and each Selling Shareholder hereby agrees to pay any broker's or finder's fee or any similar commission or fee in connection with any of the transactions contemplated by this Agreement.

        9.14 Indemnification by Seller and Selling Shareholders.

            9.14.1 Extent of Indemnity. Seller and each Selling Shareholder hereby jointly and severally indemnify, defend and hold harmless Buyer and its affiliates and their respective officers and directors from and against:

                  (i) any loss, liability, claim, obligation, damage or deficiency, directly or indirectly, arising out of or resulting from any misrepresentation or, breach of warranty or nonfulfillment of any agreement on the part of Seller or any Selling Shareholder contained in this Agreement or in any statement or certificate furnished or to be furnished to Buyer pursuant hereto or in connection with the transactions contemplated hereby;

                  (ii) except for Assumed Liabilities, any and all liabilities of, relating to or arising in connection with Seller or the Business of any nature, whether due or to become due, whether accrued, absolute, contingent or otherwise, existing on the Closing Date or arising out of any transactions entered into, or any state of facts existing, prior to such date, and any and all liabilities of, relating to or arising in connection with the Retained Business;

                  (iii) any loss, liability, claim, obligation, damage or deficiency arising out of or resulting from the litigation or threatened litigation described on Schedule 5.8;

                  (iv) any loss, liability, claim, obligation, damage or deficiency arising out of or resulting from any claim asserted with respect to Excluded Liabilities;

                  (v) any loss, liability, claim, obligation, damage or deficiency arising out of or resulting from any Environmental Liabilities. "Environmental Liabilities" means any and all Damages, as defined below, whether known or unknown, foreseen or unforeseen, contingent or otherwise, or fixed or absolute to the extent they arise out of or relate to any of the following events or conditions first occurring on or before the Closing: (a) environmental conditions, including without limitation the presence, manufacture, packaging, labeling, processing, distribution, use, generation, treatment, storage, disposal, transport, handling, Management, of or exposure to Hazardous Substances, at, on, in or under any Property now or previously owned, operated or leased by Seller or in the conduct of the Business (including but not limited to any environmental conditions, whether on- or off-site) or in connection with the Purchased Assets or Excluded Assets or the conduct of the Business; or (b) violations of or compliance with any Environmental Law; or (c) the Release or threat of Release of Hazardous Substances (i) at or from any property now or previously owned, operated or leased by Seller or in the conduct of the Business, whether into the air, soil, ground or surface waters on or off-site or (ii) arising from or relating to the off-site transportation, storage, treatment, recycling, disposal or Release of Hazardous Substances generated, used, Managed, or handled by or on behalf of Seller or in connection with the Purchased Assets or the Excluded Assets or the conduct of the Business; or (d) any of the matters referred to or otherwise identified in Schedule 5.11; and

                  (vi) any actions, judgments, costs and expenses (including reasonable attorneys' fees and all other expenses incurred in investigating, preparing or defending any litigation or proceeding, commenced or threatened) incident to any of the foregoing or the enforcement of this Section 9.14.

                  For purposes of this Agreement, the aggregate amount of such losses, liabilities, claims, fines, penalties, obligations, damages, deficiencies, costs (including costs of reporting, investigation, remediation or other response action), expenses, and fees shall be hereinafter referred to as "Damage" or "Damages."

            9.14.2 Time Limit on Certain Indemnification Claims. No action or claim for Damages resulting from breaches of the representations and warranties of Seller or Selling Shareholder shall be brought or made after the expiration of a three-year period from the Closing Date, except that such time limitation shall not apply to (i) claims for misrepresentations or breaches of warranty relating to Section 5.5 (relating to Taxes), which may be asserted until 60 days after the running of the applicable statute of limitations with respect to the taxable period to which the particular claims relates, (ii) claims for misrepresentations or breaches of warranty relating to Section 5.4 (relating to title to any Purchased Asset), or to Section 5.11 (relating to compliance with
Laws), to Section 5.12 (relating to employee benefit plans), or to Section 5.22 (relating to fraud and abuse) which may be asserted until the date on which the statute of limitations applicable to such matters expires or (iii) any claims which have been the subject of a written notice from Buyer to Seller prior to the expiration of such three-year period, which notice specifies in reasonable detail the nature of the claim.

            9.14.3 Certain Matters Excluded. Notwithstanding anything to the contrary in this Section 9.14, no limitation or condition of liability provided in this Section 9.14 shall apply to the breach of any of the representations and warranties contained herein if such representation or warranty was made with actual knowledge that it contained an untrue statement of a material fact or omitted to state a material fact necessary to make the statements or facts contained therein not misleading.

            9.14.4 Setoff. Promptly after incurring any loss pursuant to this
Section 9.14, Buyer may, at its sole discretion, set off the amount of any such loss described herein against moneys otherwise due Seller or the Selling Shareholders under this or any other agreement between or among such parties.

        9.15 Indemnification by Buyer. Buyer hereby indemnifies, defends and holds harmless Seller and its affiliates and their respective officers and directors and the Selling Shareholders from and against:

            9.15.1 any loss, liability, claim, obligation, damage or deficiency arising out of or resulting from any misrepresentation, breach of warranty or nonfulfillment of any agreement on the part of Buyer contained in this Agreement or in any statement or certificate furnished or to be furnished to Seller in connection with the transactions contemplated hereby;

            9.15.2 any loss, liability, claim, obligation, damage or deficiency resulting from or arising out of the failure by Buyer to pay or discharge, or cause to be paid or discharged, any of the Assumed Liabilities; and

            9.15.3 any actions, judgments, costs and expenses (including reasonable attorneys' fees and all other expenses incurred in investigating, preparing or defending any litigation or proceeding, commenced or threatened) incident to any of the foregoing or the enforcement of this Section 9.15.

        9.16 Procedure for Indemnification.

            9.16.1 The provisions of this Section 9.16 shall govern any claim for indemnification by Buyer, pursuant to Section 9.14, or by Seller, pursuant to Section 9.15 (each such party an "Indemnitee") against the party or parties agreeing to provide indemnification hereunder (the "Indemnitor").

            9.16.2 The Indemnitee shall promptly give notice hereunder to the Indemnitor, after obtaining notice of any claim as to which recovery may be sought against the Indemnitor because of the indemnity in Sections 9.14 or 9.15, and, if such indemnity shall arise from the claim of a third party, the Indemnitee shall consent to the Indemnitor assuming the defense of any such claim; provided that the Indemnitee shall not be required to permit the Indemnitor to assume the defense of any third party claim (x) which, if not first paid, discharged or otherwise complied with, would result in a material interruption or cessation of the conduct of the business of the Indemnitee, or
(y) if the Indemnitee, reasonably concludes that there may be a conflict of interest between the Indemnitor, on the one hand, and the Indemnitee, on the other hand, in the conduct of the defense of such action. Failure by the Indemnitor to notify the Indemnitee of its election to defend any such claim or action within 14 days of the date of notice from the Indemnitee shall be deemed to constitute its consent to the Indemnitee's assumption of such defense, which defense shall be reimbursed in accordance with Section 9.16.3. If the Indemnitor assumes the defense of such claim or litigation resulting therefrom, the obligations of the Indemnitor hereunder as to such claim shall include taking all steps necessary in the defense or settlement of such claim or litigation resulting therefrom including the retention of counsel, which counsel must be to the Indemnitee's reasonable satisfaction, and holding the Indemnitee harmless from and against any and all Damage resulting from, arising out of, or incurred with respect to any settlement approved by the Indemnitor or any judgment in connection with such claim or litigation resulting therefrom. The Indemnitor shall not, in the defense of such claim or litigation, (i) consent to the entry of any judgment (other than a judgment of dismissal on the merits without costs) except with the written consent of the Indemnitee, which consent shall not be unreasonably withheld or (ii) enter into any settlement (except with the written consent of the Indemnitee, which consent shall not be unreasonably withheld), unless the Indemnitee is released and held harmless from and against any and all Damages resulting from, arising out of or incurred with respect to such judgment or settlement.

            9.16.3 If the Indemnitor shall not assume the defense of any such claim by a third party or litigation resulting therefrom, the Indemnitee may defend against such claim or litigation in such manner as it deems appropriate, and the Indemnitee may settle such claim or litigation on such terms as it may deem appropriate and the Indemnitor shall promptly reimburse the Indemnitee for the amount of such settlement and for all Damages incurred by the Indemnitee in connection with the defense against or settlement of such claim or litigation.

        9.17 Equitable Relief. The parties hereto agree that, in the event of any breach of the terms and conditions of this Agreement, Buyer's remedies at law will be inadequate and, in such event, Buyer shall be entitled to commence an action for preliminary and permanent injunctive relief and other equitable relief in any court of competent jurisdiction, without the necessity of proving actual damages or posting a bond or other security, in addition to all other remedies available at law or equity.

        9.18 Bulk Transfers. If Buyer requests, Seller will comply with any applicable bulk transfer laws. If Buyer does not so request, Buyer and Seller each hereby waives compliance with any applicable bulk transfer laws in connection with the sale of the Purchased Assets hereunder and Seller hereby agrees to indemnify Buyer against and hold Buyer harmless from any and all damages and liabilities (including reasonable attorneys' fees) relating to or resulting from such non-compliance.

        9.19 Third Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person or entity, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

        9.20 Jurisdiction and Process. Buyer, Seller and the Selling Shareholders each irrevocably submits to the exclusive jurisdiction of the Superior Court of New Jersey, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby.

        9.21 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The parties acknowledge and agree that: (i) each party and its counsel have reviewed the terms and provisions of this Agreement and have contributed to its revision, (ii) the normal rule of construction, to the effect that any ambiguities are resolved against the drafting party, shall not be employed in the interpretation of it, and (iii) the terms and provisions of this Agreement shall be constructed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement.

        IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.


                                 MEDIQ/PRN LIFE SUPPORT SERVICES, INC.


                                 By: /s/ Alan S. Einhorn
                                     -------------------------------------------
                                     Alan S. Einhorn
                                     Vice President and General Counsel


                                 NATIONAL PATIENT CARE SYSTEMS, INC.


                                 By: /s/ Cynthia Powers
                                     -------------------------------------------
                                     Cynthia Powers
                                     President


                                     /s/ Glenn Edwards
                                     ------------------------------------------
                                     Glenn Edwards


                                     /s/ Cynthia Powers
                                     -------------------------------------------
                                     Cynthia Powers